Exhibit 21.1

SUBSIDIARIES OF INFORMATION HOLDINGS INC.

NAME	STATE OF INCORPORATION OR ORGANIZATION

CRC Press LLC	Delaware

MicroPatent LLC	Delaware

Information Ventures LLC	Delaware

Optipat, Inc.	Virginia

MicroPatent (U.K.) LLC	Delaware

Master Data Center, Inc.	Michigan

Transcender LLC	Delaware

CRC Press Inc.	Delaware

CRC Press (U.K.) LLC	Delaware

Liquent, Inc.	Delaware

Liquent, Ltd.	United Kingdom

Parthenon Publishing Group, Ltd.	United Kingdom

Parthenon Inc.	New Jersey

IDRAC Holdings SAS	France

IDRAC SAS	France